Filed Pursuant to Rule 424(b)(5)
Registration No. 333-218838

PROSPECTUS SUPPLEMENT
(To Prospectus dated July 11, 2017)

$7,290,000
Common Stock

This prospectus supplement (this “Supplement”) updates and amends certain information contained in the prospectus supplements, dated November 22, 2019 and February 13, 2020 (the “Prospectus Supplements”), to the prospectus dated July 11, 2017 (the “Prospectus” and, together with the Prospectus Supplements, the “November 2019 Prospectus”), relating to the offer and sale of shares of our common stock from time to time through H.C. Wainwright & Co., LLC, or Wainwright, as sales agent, in “at the market” equity offerings (as defined in Rule 415 promulgated under the Securities Act of 1933, as amended) pursuant to the sales agreement, dated as of November 22, 2019 and amended as of February 13, 2020, that we entered into with Wainwright.

This Supplement should be read in conjunction with the November 2019 Prospectus, and is qualified by reference to the November 2019 Prospectus, except to the extent that the information presented herein supersedes the information contained in the November 2019 Prospectus. This Supplement is not complete without, and may only be delivered or used in connection with, the November 2019 Prospectus, including any amendments or supplements thereto.

Our common stock is listed on the NYSE American under the symbol “EMAN.” On June 8, 2020, the closing sale price of our common stock on the NYSE American was $0.66 per share.

As of June 10, 2020, the aggregate market value of our outstanding common stock held by non-affiliates was $31,728,987 based on 56,625,064 shares of outstanding common stock, of which 45,327,124 shares are held by non-affiliates, and a per share price of $0.70, based on the closing price of our common stock as quoted on the NYSE American on June 5, 2020. During the 12 calendar months prior to and including the date of this Supplement, we have sold $3,285,201 of securities pursuant to General Instruction I.B.6. of Form S-3.

We are filing this Supplement to update and amend the November 2019 Prospectus to update the dollar amount of shares of our common stock we may sell under General Instruction I.B.6. of Form S-3. We may currently offer and sell shares of our common stock having an aggregate offering price of up to $7,291,128 from time to time under General Instruction I.B.6. of Form S-3. If our public float increases such that we may offer and sell more than $7,291,128 under General Instruction I.B.6. of Form S-3, we will file another prospectus supplement prior to making sales in excess of $7,291,128.

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading "Risk Factors" in the Prospectus and in the Prospectus Supplement, and under similar headings in other documents incorporated by reference into this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement, the Prospectus Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

Prospectus Supplement dated June 10, 2020.